                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                              (Amendment No. 3 )*
                                            ---


                              C.P. Clare Corp.
                     ----------------------------------
                              (Name of Issuer)


                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)


                                  12615K107
                     ----------------------------------
                               (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                              Page 1 of  8  Pages
                                        ---

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CUSIP No. 12615K107                   13G                 Page  2  of  8  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

                The TCW Grouop, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
           Nevada corporation
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                                                       1,025,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                                                              -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                                                    1,025,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                                         -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   1,025,000
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       11.1% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                               HC/CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 12615K107                   13G                 Page  3  of  8  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

                Robert Day
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
           United States Citizen
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                                                       1,025,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                                                              -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                                                    1,025,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                                         -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   1,025,000
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                         / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       11.1% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                               HC/IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  4  of  8  Pages
                                                               ---    ---

ITEM 1(A).  NAME OF ISSUER
            C.P. Clare Corp.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            78 Cherry Hill Drive
            Beverly, MA 01915
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            The TCW Group, Inc.
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            865 South Figueroa Street
            Los Angeles, CA 90017
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            (Nevada Corporation)
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            Robert Day
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            200 Park Avenue, Suite 2200
            New York, New York 10166
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            (United States Citizen)
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            12615K107
-------------------------------------------------------------------------------

                                                          Page  5  of  8  Pages
                                                               ---    ---

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or Dealer registered under Section 15 of the Act:
                Not applicable
    (b) / / Bank as defined in Section 3(a)(6) of the Act:
                Not applicable
    (c) / / Insurance Company as defined in Section 3(a)(19) of the Act:
                Not applicable
    (d) / / Investment Company registered under Section 8 of the Investment Company Act:
                Not applicable
    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:
                Not applicable
    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F):
                Not applicable
    (g) /X/ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: SEE Item 7):
                The TCW Group, Inc.
                Robert Day (individual who may be deemed to control the
                    TCW Group, Inc. and other holders of the Common Stock of the issuer)
    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H):
                Not applicable.

                                                          Page  6  of  8  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP **

    THE TCW GROUP, INC.
    -------------------

    (a) Amount Beneficially Owned: 1,025,000

    ---------------------------------------------------------------------------

    (b) Percent of Class: 11.1%

    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:
                1,025,000
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote:
                none.
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of:
                1,025,000
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of:
                none.
              -----------------------------------------------------------------

    ROBERT DAY ***
    -------------------

    (a) Amount beneficially owned: 1,025,000

    ---------------------------------------------------------------------------

    (b) Percent of class: 11.1%

    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:
                1,025,000
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote:
                none.
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of:
                1,025,000
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of:
                none.
              -----------------------------------------------------------------

---------------------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

*** Shares reported for Robert Day include shares reported for The TCW Group,
Inc.

                                                          Page  7  of  8  Pages
                                                               ---    ---

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
             Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of C.P. Clare Corp.
-------------------------------------------------------------------------------

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         SEE Exhibit A.
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not applicable. SEE Exhibits A and B.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable.
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION
    Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                          Page  8  of  8  Pages
                                                               ---    ---


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 7th day of November, 1997.


                                         The TCW Group, Inc.


                                         By:  /s/ MOHAN V. PHANSALKAR
                                             ---------------------------------
                                             Mohan V. Phansalkar
                                             Authorized Signatory


                                         Robert Day



                                         By:  /s/ MOHAN V. PHANSALKAR
                                             ---------------------------------
                                             Mohan V. Phansalkar
                                             Under Power of Attorney
                                             dated January 30, 1996,
                                             on File with Schedule 13G
                                             Amendment Number 1 for
                                             Matrix Service Co. dated
                                             January 30, 1996.